Exhibit 5.1

October 16, 2009

ICOP Digital, Inc.

16801 W. 116th Street

Lenexa, Kansas 66219

Re:	ICOP Digital, Inc.

Registration Statement on Form S-8, filed October 16, 2009, covering 2,500,000 additional shares of common stock reserved under the 2002 Stock Option Plan

Ladies and Gentlemen:

We are acting as counsel to ICOP Digital, Inc., a Colorado corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”). The Registration Statement covers 2,500,000 additional shares of the Company’s common stock, no par value (the “Plan Shares”), that may be issued by the Company in connection with awards of stock options, restricted stock or other stock-based awards (collectively, “Awards”) granted under the Company’s 2002 Stock Option Plan, as amended (the “Plan”), including up to 1,030,000 shares of the Company’s common stock, no par value, that may be offered and sold by certain selling stockholders pursuant to the reoffer prospectus contained therein.

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinion hereinafter expressed. In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Plan Shares, there will not have occurred any change in law affecting the validity or enforceability of the Plan or the Awards granted thereunder.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that, when issued and sold by the Company against payment therefor pursuant to the terms of the Awards, the Plan Shares will be validly issued, fully paid and non-assessable.

We are expressing our opinion only as to matters of the Colorado Business Corporation Law, including the statutory provisions, all applicable provisions of the Colorado constitution, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP

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